EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Alyson M. Mount, Senior Vice President and Chief Accounting Officer of Entergy Louisiana, LLC (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Investment Recovery Property Servicing Agreement dated as of September 1, 2011 between Entergy Louisiana Investment Recovery Funding I, L.L.C., as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 27, 2015

Entergy Louisiana, LLC, as servicer

By:/s/ Alyson M. Mount

Name: Alyson M. Mount
Title: Senior Vice President and Chief Accounting Officer